UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2005

THE PLAYERS NETWORK

(Exact name of registrant as specified in its charter)

Nevada	000-29363	88-0343702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4260 Polaris Avenue Las Vegas, NV	89103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 895-8884

Copies of Communications to:

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, CA 92101

(619) 595-4882

Fax (619) 595-4883

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Resignation of Director

On May 25, 2005, Darius Irani resigned from his seat on the Board of Directors for the Registrant.

(d) Election of New Director

On May 25, 2005, Douglas R. Miller was elected to Registrant’s Board of Directors to fill the vacancy left by Mr. Irani. Douglas R. Miller has served as President, Chief Operating Officer, Secretary and a director of GWIN, Inc., a publicly traded media and entertainment company focused on sports and gaming, since its reorganization in July 2001. Mr. Miller has also served as Gwin’s Chief Financial Officer from November 2001 to April 2003. From 1999 to 2001, Mr. Miller served as President of Gwin’s subsidiary, Global Sports Edge, Inc. From 1998 to 1999, Mr. Miller was the Chief Financial Officer of Body Code International, an apparel manufacturer. Mr. Miller holds a B.A. degree in economics from the University of Nebraska, and an MBA degree from Stanford University. Mr. Miller will serve on the compensation committee of Registrant’s Board of Directors.

On September 5, 2005, Morden C. Lazarus was elected to Registrant’s Board of Directors as an additional director. Morden C. Lazarus has served as a principal of the Montreal law firm of Lazarus, Charbonneau since 1967. Mr. Lazarus currently serves as President of the International Association of Gaming Attorneys, for which he has been a member of the Board of Trustees since 1993 and General Counsel since 2001. He was also appointed as Chair of the Gaming Law Committee of the American Bar Association on September 30, 2004. Mr. Lazarus is also Chairman and Chief Executive Officer of ISee3D Inc., company whose shares are publicly traded on the TSX Venture Exchange (a subsidiary of the Toronto Stock Exchange). He is a member of the Board of Directors of DPC Biosciences Corporation (a company whose shares are also traded on the TSX Venture Exchange), and Anchor Gaming (Canada) Inc. (a subsidiary of International Game Technology, a NYSE-traded company). Mr. Lazarus received his law degree from McGill University in Montreal. Mr. Lazarus does not currently serve on any committee of Registrant’s Board of Directors and is not expected at this time to serve on any such committee in the foreseeable future.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Players Network
(Registrant)

Date: November 4, 2005	By: /s/ Mark Bradley
Mark Bradley,
Chief Executive Officer